Exhibit 10.3
Change of Control Agreement

May 23, 2012

William Shields

Dear Bill:

This letter serves to set forth the following benefit to be provided to you in the event of an Acquisition (as defined below) of Omnicell, Inc. (the “Company”).

Provided one of the following events occurs within twelve (12) months following an Acquisition: (i) you are terminated without Cause (as defined below); (ii) the principal place of the performance of your responsibilities and duties is changed to a location that is more than 30 miles away from St. Petersburg. Florida; or (iii) there is a material reduction in your responsibilities and duties without Cause; then (a) you shall receive severance pay equivalent to twelve (12) months salary at your base rate of pay in effect immediately prior to the occurrence of any of the triggering event described above (and further provided that you execute Omnicell’s standard waiver and release agreement); and (b) the unvested portion of each of the stock options granted to you under the Company’s 2009 Equity Incentive Plan, shall accelerate and immediately become fully-vested and exercisable.

An “Acquisition” as used herein shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person in which the stockholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity of such consolidation, merger or reorganization, any other corporate reorganization in which in excess of fifty percent (50%) of the Company’s voting power is transferred , or any transaction in which any person, together with its affiliates, accumulates fifty percent or more of the Company’s voting power.

As used herein, “Cause” shall mean: (i) conviction of any felony; (ii) participation in fraud, misappropriation, embezzlement or other similar act of dishonesty or material misconduct against the Company or any subsidiaries or affiliates thereof; or (iii) participation in any act materially contrary to the Company’s best interest.

Acceleration may be limited in certain circumstances, in particular, if any such acceleration the (“Benefit”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this amendment, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such Benefit will be reduced to the extent necessary so that no portion of the Benefit would be subject to the excise tax, as determined in good faith by the Company; provided, however, that if, in the absence of any such reduction (or after such reduction), you believe that the Benefit or any portion thereof (as reduced, if applicable) would be subject to the excise tax, the Benefit shall be reduced (or further reduced) to the extent determined by you in your discretion so that the excise tax would not apply. If, not withstanding any such reduction (or in the absence of such reduction), the Internal Revenue Service determines that you are liable for the excise tax as a result of the Benefit, then you will be obligated to return to the Company, within thirty (30) days of such determination by the IRS, a portion of the Benefit sufficient such that none of the benefit retained by you constitutes a “parachute payment” within the meaning of Code Section 280G that is subject to the excise tax.

Should you have any questions regarding this matter, please contact me at 650-251-6120.

/s/ Randall A. Lipps

Randall A. Lipps
Chairman, President and Chief Executive Officer
Omnicell, Inc.

ADDENDUM TO CHANGE IN CONTROL SEVERANCE LETTER

This Addendum modifies the severance pay provisions contained in a letter (the “CiC Severance Letter”) from Omnicell, Inc. (the “Company”) to William Shields (the “Executive”) as it relates to payment of severance benefits in connection with the Acquisition of the Company (the “CiC Severance Benefits”). Terms not defined herein shall have the meanings ascribed to them in the CiC Severance Letter. Executive and the Company hereby agree as follows:

Entitlement to Severance Benefits. The CiC Severance Benefits are payable to Executive only if within twelve (12) months following an Acquisition either (i) Executive suffers a separation from service from the Company due to an involuntary termination without Cause, (ii) the principal place of performance of Executive’s responsibilities and to a location that is more than 30 miles away from St. Petersburg. Florida, or (iii) there is a material reduction in Executive’s responsibilities and duties without Cause; provided however that, Executive shall be entitled to the CiC Severance Benefits due to an event described in (ii) or (iii) above only if (x) the Company is given written notice from the Executive within sixty (60) days following the first of such event describing the condition, (y) the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (z) the Executive terminates employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition but failed to do so.

Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided in Executive’s CiC Severance Letter are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. Severance benefits are intended to comply with the provisions of Section 409A. As such, if Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death. Executive shall receive severance benefits only if Executive executes and returns to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of separation from service, a separation agreement containing the Company’s standard form of release of claims in favor of the Company, and permits such release to become effective in accordance with its terms (such latest permitted date, the “Separation Agreement Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the separation agreement could become effective in the calendar year following the calendar year in which Executive separates from service, the separation agreement will not be deemed effective any earlier than the Separation Agreement Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the separation agreement. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the separation agreement, all severance benefits will be paid in a lump sum on the 60th day following Executive’s separation from service. The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

OMNICELL, INC.

/s/ Randall A. Lipps	6/22/2012
By: Randall A. Lipps	Date

/s/ William Shields	6/24/2012
William Shields	Date